Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Exactech U.S., Inc.
Exactech International Operation, AG
Exactech (UK), Ltd.
Exactech KK (Tokyo)
Exactech France, SAS
Exectech Deutschland, GmbH
Exactech Iberica, S.L.
Exactech Asia, d/b/a Exactech Medical (Shanghai), Ltd.
Exactech Taiwan (Taiwan), LTD
Blue Ortho SAS
Exactech Australia, PTY LTD.